EXHIBIT 10.3

SEMPRA ENERGY

EXCESS CASH BALANCE PLAN

  EFFECTIVE DATE

  July 1, 1998.

  PURPOSE

  This Plan serves three purposes. First, it provides benefits for certain employees in excess of the limitations on benefits under the Sempra Energy Account Plan ("Basic Plan") imposed by Section 415 of the Internal Revenue Code of 1986. The portion of the Plan providing these benefits is intended to be an "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") . Second, it provides benefits for certain employees in excess of the limitations on benefits under the Basic Plan imposed by Section 401(a) (17) of the Internal Revenue Code of 1986 ("Code") . Third, the Plan provides benefits for certain employees whose benefits are decreased under the Basic Plan because of deferral of salary made under the Sempra Energy Deferred Compensation Plans("Deferred Compensation Plan").

  ADMINISTRATION

  This Plan shall be administered by the Compensation Committee of Sempra Energy ("Compensation Committee") in a manner consistent with the administration of the Basic Plan. However, the portion of this Plan which is an unfunded "excess benefit plan" as defined in Section 3(36) of ERISA shall be administered as such and is exempt from the provisions of Title I of ERISA pursuant to Section 4(b) (5) of ERISA, and the rest of this Plan shall be administered as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management employees. The Compensation Committee's decisions in all matters involving the interpretation and application of this Plan shall be final. The Company's Senior Human Resources Officer shall have discretionary authority with respect to administrative matters relating to this Plan, except when exercise of such authority would materially affect the cost of the Plan to the Employer, materially increase benefits to Participants, or affect such Senior Officer in a manner materially different from other Participants.

  ELIGIBILITY

  All employees whose pension benefits under the Basic Plan are limited by compensation and earnings limitations imposed by the Code, and all employees whose benefits are decreased under the Basic Plan because of deferrals of salary made under the Deferred Compensation Plans, shall be eligible for benefits under this Plan. In no event shall an employee who is not entitled to benefits under the Basic Plan be eligible for a benefit under this Plan.

  AMOUNT OF BENEFITS
        (A) 415 Make-Up

The benefits payable under this subparagraph (a) to an eligible employee whose benefits under the Basic Plan are limited by the provisions of Section 415 of the Internal Revenue Code incorporated in the Basic Plan, or to his beneficiary(ies), shall equal the excess, if any, of:

    the benefits which would be paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan, if the provisions of such Plan were administered without regard to the special benefit limitations set forth in the Basic Plan, over the benefits which are paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan.
        (B) 401(a) (17) Make-Up

The benefits payable under this subparagraph (B) to an eligible employee whose benefits under the Basic Plan are limited by the covered compensation limitations of Internal Revenue Code Section 401(a) (17) incorporated in the Basic Plan, or to his beneficiary(ies), shall equal the excess, if any, of:
    the benefits which would be paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan, and, if applicable, to the participant, under subparagraph (a), if the provisions of such Plan were administered without regard to the covered compensation maximum set forth in the Basic Plan, over the benefits which are paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan and, if applicable to the Participant, under subparagraph {a) .
        (C) Deferred Compensation Make-Up

The benefits payable under this subparagraph (C) to an eligible employee who has deferred payment of salary under the Deferred Compensation Plans, or to his beneficiary(ies), shall equal the excess, if any, of:

    the benefits which would be paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan and under subparagraphs (A) and (B) if the employee had not deferred payment of salary or Incentive Compensation under the Deferred Compensation Plans, over the benefits which are paid to such employee or on his behalf to his beneficiary(ies) under the Basic Plan and under subparagraphs (A) and (B). The term "beneficiary" includes an eligible employee's spouse who is entitled to a benefit under the Basic Plan.
  PAYMENT OF BENEFITS
        (A) Distribution Options

Unless the employee exercises the Lump Sump Option and receives a lump sum distribution from the Basic Plan, the payment of benefits under this Plan shall be in the same payment form and at the same time as the payment of benefits to the employee or on his behalf to his beneficiary(ies) under the Basic Plan. In the event an employee receives a lump sum distribution from the Basic Plan, payment under this Plan will be made in the form of a straight life annuity. However, the employee may request, in writing, payment under one of the following alternatives provided such request is filed with Sempra Energy ("Company") at least three months prior to his Retirement Date or Termination under the Basic Plan:

    The employee may request payment under any of the other annuity options for which he is eligible under the Basic Plan. The amount of such optional annuity benefit under this Plan shall be computed as specified in Section 5 of this Plan using the interest and mortality factors specified in the Basic Plan. The request will be subject to approval of the Company's Senior Human Resources Officer and, if approved, will be irrevocable as long as the employee receives a lump sum distribution from the Basic Plan.
    The employee may request payment in a lump sum. The amount of the distribution under this Plan shall be computed as specified in Section 5 of this Plan using the actuarial factors specified in the Basic Plan. In the event such a request is timely filed, the request shall be considered by the Senior Human Resources Officer who shall have the sole discretion, considering the best interests of the Company, to allow a lump sum distribution. The decision of the Senior Human Resources Officer shall be final. The employee will be required to show good reason for receiving a lump sum distribution and, file the request at least three months prior to separation from service as a condition of having the request approved. If the lump sum pay out is approved, the lump sum form of pay out shall be irrevocable even if the employee changes his election under the Basic Plan.

An eligible employee's beneficiary(ies) under this Plan shall be exactly the same as his beneficiary(ies) under the Basic Plan unless he elects and receives a lump sum distribution from the Basic Plan. In this event, the following provisions will apply if the benefit under this Plan is paid in the form of a joint and survivor annuity:

The joint and survivor annuity is only available if the employee designates his or her spouse as beneficiary or obtains spousal consent to the designation of another beneficiary in the same manner as under the Basic Plan. If the spouse, or beneficiary dies before the employee's Retirement Date under the Basic Plan, the joint and survivor annuity is canceled and the benefit is paid in the form of a straight life annuity. The foregoing notwithstanding, if present value of the benefit hereunder is less than $10,000, the account balance shall be distributed in a lump sum as soon as is reasonably practicable.

         (B) Mandatory Distribution

The foregoing notwithstanding, if present value of the benefit hereunder is less than $10,000, the account balance shall be distributed in a lump sum as soon as is reasonably practicable

  EMPLOYEE'S RIGHTS

  An employee shall not be entitled to any payments from the Basic Plan on the basis of any benefits to which he may be entitled under this Plan. Benefits under this Plan shall be payable only from the general assets of the Company.

  AMENDMENT AND DISCONTINUANCE

  The Company expects to continue this Plan indefinitely, but reserves to the Compensation Committee the right to amend or discontinue the Plan if, in the Compensation Committee's sole judgment, such a change is deemed necessary or desirable. However, if the Compensation Committee shall amend or discontinue this Plan, the Company shall be liable for any benefits accrued under this Plan as of the date of such amendment or termination determined on the basis of each employee's presumed termination of employment as of such date. Provided further, that if the Department of Labor determines, or issues regulations under which, the Plan would be subject to Parts 2 and/or 3 of Title I of the Employees Retirement Income Security Act of 1974, as amended, the Compensation Committee may taken such action or actions as it deems appropriate. Such actions may include, but are not limited to, modification, termination or partial termination of the Plan. In the event of such modification, termination, or partial termination, the Compensation Committee may make immediate distribution of some or all Accounts, as it deems necessary or appropriate.

  OFFSET FOR CERTAIN BENEFITS PAYABLE UNDER SPLIT-DOLLAR LIFE INSURANCE AGREEMENTS
  Some of the Participants under this Plan own life insurance policies (the "Policies") purchased on their behalf to fund their retirement benefits. The ownership of these Policies by each Participant is, however, subject to certain conditions (set forth in a "Split-Dollar Life Insurance Agreement" or comparable agreements between the Participant and the Company) and, if the Participant fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Participant may lose certain rights under the Policy. In the event that a Participant satisfies the conditions specified in Section 5 or 6 of the Split-Dollar Life Insurance Agreement, so that the Participant or his beneficiary becomes entitled to benefits under one of those sections, the value of those benefits shall constitute an offset to any benefits otherwise payable under this Plan. As the case may be, this offset (the "Offset Value") shall be calculated by determining the value of benefits payable under the Split-Dollar Life Insurance Agreement, that is, the cash surrender value of the Policy, or in the case of the Participant's death, the death benefits payable to the beneficiary under the Policy. The Offset Value shall then be compared to the Actuarial Equivalent (as defined in Section 9(D) of the benefits payable under this Plan (the "Plan Value"), and the Plan Value shall be reduced by the Offset Value.

  At the time when the Participant terminates employment for any reason, if the Plan Value exceeds the present value (determined using the interest rate specified in Section 9(D) of the Offset Value, the excess of the Value over the present value of the Offset Value shall be paid to the Participant or beneficiary at that time in a lump sum if the value does exceed $25,000 otherwise it shall be paid in accordance with the terms of this Plan. Such payment shall completely discharge all obligations owed under this Plan on account of Participant's participation in this Plan.

  If the Policy described in Section 9(A) is not on the life of the Participant, the insured dies prior to the Participant becoming eligible for benefits under the Plan, and the Participant or the Participant's beneficiary subsequently becomes eligible for benefits hereunder, the Actuarial Equivalent (as defined in Section 9(D) below) of the benefits payable hereunder shall be offset by the Actuarial Equivalent of the payments previously paid to the Participant in the Split-Dollar Life Insurance Agreement. Any remaining amount due the Participant or the Participant's beneficiary shall thereupon be paid in a cash lump sum.

  For purposes of this Section, the Actuarial Equivalent shall mean a benefit in the form of a lump sum payment which has the equivalent value computed using the actuarial factors specified in the Basic Plan.